Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call – Q1 2020
Comments of E. Jean Savage
Chief Executive Officer and President
April 30, 2020
Thank you, Jessica – and good morning, everyone.
The economic events and governmental actions surrounding the coronavirus are unprecedented, and I am extremely proud of the response from the men and women at Trinity. TrinityRail is designated as an “essential business” by the North American federal authorities.
The executive leadership team and I, first and foremost, would like to commend our employees for their service and commitment to health and safety, to business continuity, and to keeping critical supply chains operational. We thank you for your work, your spirit, and your dedication to excellence, which all reflect the strong culture and heart of Trinity. We’d also like to thank our customers, suppliers, and all of the businesses working to ensure our communities stay safe and have access to all of our daily needs. Of course, we want to express our deepest appreciation for all of those on the front lines in fighting COVID-19: we are most grateful for your commitment and service.
We are proud of the function our employees and our railcars perform in sustaining our communities. Not only does the rail industry play an important role in preserving our planet as the most sustainable mode of land-based transportation, rail transportation is the livelihood of the North American economy. Railcars are a critical part of the supply chain of nearly every market. We all depend daily on food, treated water, energy-generating commodities, and medical-grade products – all goods delivered through the rail supply chain.
When the going gets tough, the tough get going, I believe Trinity’s commitment to excellence and the rail platform will once again prove our ability to withstand an economic crisis.
In my prepared remarks today, I want to cover 3 main points:

1)	The impact of COVID-19 on our business, and our actions to address it,

2)	The financial resiliency of Trinity’s railcar platform, our cost structure and liquidity position, and the strength of Trinity’s leadership team to manage through this crisis, and

3)	Our scenario assumptions for managing our business performance and capital allocation decisions amid market uncertainty.
In the first two months of the first quarter, Trinity was executing on a number of optimization efforts, which we had previously communicated to the market. The purpose of these efforts was to improve our go-forward cost structure and decrease our cost of capital to accelerate our competitiveness in the marketplace.
Certain of our COVID-19 response actions, which I’ll address next, are highlighted in the Supplemental Materials on slide 3. As the gravity of the implications surrounding COVID-19 began to unfold, Trinity’s leaders took significant steps to protect the health and safety of our employees and to support the communities in which we live and operate.    We instituted policies and procedures that adhere to CDC and WHO guidelines for social distancing, cleaning and sanitizing, restricting visitation at our manufacturing facilities, and establishing remote work arrangements for our corporate and services workforce. We restricted employee travel and have shifted most of our customer interactions to virtual methods.
We have maintained our on-going operations. To date, we have not experienced any production delays in delivering products or services to our customers, and we continue to work closely with our customers to understand their needs.

Procurement teams have also monitored our supply chains for potential disruptions, and I am pleased that they have been able to ensure continuity of operations to date. Our first tier suppliers are predominantly based in North America and have yet to be significantly affected by the restricted flow of goods from other countries. We have established contingency plans should we begin to see major disruptions in our second and third tier supply network.
On our last conference call, we discussed the rightsizing actions we anticipated from the industrial slowdown and decline in railcar demand in 2019. In March, as we began seeing the impacts from COVID-19, we reevaluated the potential for lower railcar volumes and equipment demand in the near term. As a result, we took additional action and further reduced our manufacturing workforce by 30% from year end to align with our production capacity. Based on our current backlog visibility, we believe our manufacturing platform is appropriately sized to serve our customers.
The second point I wanted to be sure we addressed today is our belief in the financial resiliency of Trinity’s business model. During our COVID-19 preparedness actions, we extensively reviewed our financial models and assumptions, stress testing our balance sheet and liquidity against various scenarios as deep or deeper than those experienced during the financial crisis in 2009 and 2010. We will go into more detail on this analysis later in our prepared remarks.
During railcar down cycles, the long-term nature of the contracts in Trinity’s leasing business protect the Company from short term market disruptions and is critical to the relative stability and cash flow generation of the Company. There are also counter-cyclical aspects of our operational cash flow from working capital release, given the highly variable cost structure of our manufacturing business.
Another driver of value creation for our business model is the significant tax efficiencies that come from combining our leasing company and our manufacturing business. As we continue to grow the lease fleet, the accelerated depreciation of railcars offsets taxable income from our other businesses. The net operating losses generated are then generally carried forward to reduce future taxable income. The recently passed CARES Act further enhances the tax synergies of the rail platform. Trinity will utilize the tax losses generated in 2018 and 2019, primarily from accelerated depreciation associated with our lease fleet investment, to recover taxes paid in prior years at higher tax rates. By year end, we expect to receive $300 million in tax refunds resulting from the loss carryback provisions in the legislation.
I could not have imagined that, in my first few months as Trinity’s new CEO, I would be leading this great company through one of the biggest financial and economic crises our markets have seen. Our leadership team has deep experience in managing through rail cycle volatility, and they are prepared for the challenge at hand.
Based on our current knowledge and analysis of market conditions, we believe Trinity’s platform and cash generation capability can withstand the global pandemic and take advantage of value creation opportunities we may find. I expect that through it all, we will emerge with a championed spirit, and prove that our rail platform is “Built to Deliver” – to deliver essential goods to society; to deliver innovative solutions, products, and world-class service to our customers; and also to deliver long-term value creation and returns to shareholders.
I’ll now turn the call over to Melendy and Eric to talk through our operational and financial remarks in more detail before closing with my final point on our go-forward business assumptions.

Thank you, Eric. As you can see from our first quarter performance, Trinity is taking steps to align our cost structure to our current demand environment. We are doing this amid a challenging market environment and in accordance with our longer-term plan to accelerate Trinity’s performance through the cycle.
Given the limited visibility in the market stemming from the coronavirus, we are not providing financial guidance at this time. Like numerous other companies have stated, we cannot predict at this time the impact or duration of COVID-19 and the collapse in energy prices on our business, or the impact to our customers’ and suppliers’ businesses. We are highly focused on scenario analysis, business continuity and contingency planning, and preserving and bolstering our liquidity position. Fortunately, Trinity has long-duration lease contracts that protect against market disruption, and a solid backlog in which we can flex our capacity to rightsize for demand.
We do hope to put forth a broader framework for Trinity’s strategic roadmap on our third quarter call in October. However, for the time being, we thought it would be helpful to give you some context behind the scenario analyses we performed on the financial position and condition of the Company as guideposts. Slide 5 of the Supplemental Materials provides a summary of the inputs to this analysis.These scenarios also provide a framework to guide our capital allocation decisions in the current market environment.
The base case scenario assumes the economy reopens in the near term and railcar loadings begin to improve sometime in or around the third quarter. In this type of environment, we would expect that our lease fleet utilization remains approximately 95%, that our backlog delivers, that we transact a modest amount of leased railcar portfolio sales, and achieve our SE&A optimization target. In our stress case scenario, if COVID-19 continues to restrict the recovery of the market, we have modeled the potential for deferrals of our backlog, utilization to drop below 90%, and the inability to transact railcar sales in the secondary market. In either scenario, we expect the financial synergies of the rail platform to yield positive operating cash flows.
The closer our financial performance resembles our stress case scenario, our capital allocation framework will shift towards preservation. The more our performance reflects our base case scenario, our capital allocation will enable continued and prudent investment in the business.
Trinity’s current plans for manufacturing and corporate capex is fairly committed in 2020 due to construction in progress for new maintenance facilities required to service our growing lease fleet. This spend is estimated to be approximately $100 million for the year. However, historically, manufacturing capex for the Rail business has ranged from $5 to 20 million per year in downturns, proving our ability to pull in this spend significantly if necessary. As a result of railcars in our backlog for delivery to leasing customers, and the potential for lower secondary market sales in our various scenarios, we believe the range of net lease fleet investment could be between $350 million to $500 million in 2020 in either of these scenarios.
While combating the economic ramifications of COVID-19 will be a major feat, Trinity has historically maintained its dividend. Again, in either scenario as shown, our confidence in the cash generation of Trinity’s platform supports our commitment to shareholder returns. Today, the Company will pay out our 224th consecutive quarterly dividend. Management and the Board of Directors are aligned in our expectation that the synergies of the rail platform enable meaningful reinvestment in the business while continuing to support substantial returns of capital to shareholders.
In the time I’ve spent in my first few months as Trinity’s CEO, I could not be more proud of the team we have in place, from our welders on the shop floor, to the dedicated men and women that service our customers and business stakeholders, to the experienced leadership team and support of our Board. We are continuing to align our organization and operations to maximize our performance. Slide 6 in the supplemental material recaps our key financial and operational goals.
The coronavirus has created a challenging hurdle to overcome in pursuit of our longer-term goals. That being said, and regardless of the point in the cycle we find ourselves, the synergies of the rail platform and the cash flow generation are the driving engine behind Trinity’s value creation for shareholders. Our platform is built to deliver, and we believe we are in a position to withstand the current market environment and deliver long-term value to our shareholders.

Operator, we will now take questions from our listeners.